Exhibit 99.10

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”), is dated as of March 14, 2012, by and among Avaya Inc., a Delaware corporation (“Parent”), Sonic Acquisition Ltd. (“Merger Sub”) and Zohar Zisapel (“Significant Shareholder”).

WHEREAS, concurrently with the execution of this Agreement, RADVISION Ltd. (the “Company”), Parent and Merger Sub are entering into a Merger Agreement (the “Merger Agreement”) pursuant to which, though a merger of Merger Sub with and into the Company, the Company will become a wholly-owned subsidiary of Parent;

WHEREAS, capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Merger Agreement;

WHEREAS the Company and the Company Subsidiaries are engaged in the business of designing, developing, manufacturing and selling the Company’s current portfolio of products, services and technology (the “Company’s Business”);

WHEREAS Significant Shareholder was the founder of the Company, has significant specialized knowledge of the Business, is chairman of the Company and is the owner, directly and indirectly, of other technology businesses;

WHEREAS Significant Shareholder is the beneficial owner of approximately 5,043,317 Company Ordinary Shares which will, upon the Effective Time, on the terms and subject to the conditions in the Merger Agreement, be converted into the right to receive $11.85 (eleven U.S. Dollars and eighty five cents) in cash per share; and

WHEREAS, as a condition to Parent’s entering into the Merger Agreement, and as an inducement thereto, Parent has required that Significant Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Agreement Not To Compete And Not To Solicit. Significant Shareholder understands and acknowledges that Parent is entitled to protect and preserve the going concern value of the Company’s Business to the extent permitted by Law and that Parent would not have entered into the Merger Agreement absent the provisions of this Agreement. Accordingly, Significant Shareholder agrees that:

(i) during the period commencing on the Closing Date and ending on the 24-month anniversary of the Closing Date (the “Restricted Period”), Significant Shareholder (A) shall not engage in any activity or business, establish any new business or invest in any existing business that is in competition with the Company’s Business, within any geographic location in which the Company or any Company Subsidiary conducted business or sold products or services on or before the Closing Date, and (B) shall not Cause any of its controlled Affiliates to engage in any activity or business, establish any new business or invest in any existing business that is in competition with the Company’s Business, within any geographic location in which the

Company or any Company Subsidiary conducted business or sold products or services on or before the Closing Date, including, in each case of clauses (A) and (B), (X) selling products or services of the same type sold by the Company or any Company Subsidiary, (Y) soliciting any customer of the Company or any Company Subsidiary to purchase any products or services of the same type sold by the Company or any Company Subsidiary from anyone other than Parent and its Affiliates (collectively, “Competitive Activities”); provided, that, for purposes of this Agreement the term “Cause”, with respect to a controlled Affiliate of Significant Shareholder shall mean (i) the exercise by Significant Shareholder of any voting, governance or contractual powers available to Significant Shareholder in his capacity as a shareholder, member, partner, limited partner or owner of equity of such controlled Affiliate to cause, facilitate encourage or support such controlled Affiliate’s engaging in Competitive Activities or the failure to use such voting, governance or contractual powers to prohibit such controlled Affiliate from engaging in Competitive Activities or (ii) such Significant Shareholder actively initiating, actively encouraging or actively facilitating such controlled Affiliate’s engaging in Competitive Activities; and further provided, that the forgoing shall not prohibit Significant Stockholder or any of his Affiliates from owning up to an aggregate of five percent (5%) of the outstanding shares of any class of capital stock of any such competitor so long as neither the Significant Stockholder nor any of his Affiliates has any participation in the management of such competitor; and

(ii) during the Restricted Period, Significant Shareholder shall not, and shall not cause, direct, facilitate or encourage any of his Representatives or Affiliates to, directly or indirectly, (A) solicit, recruit or hire any employee of the Company or any Company Subsidiary or (B) induce or encourage any employee of the Company or any Company Subsidiary to leave the employment of the Company or any Company Subsidiary; provided however, that the foregoing shall not preclude any Affiliate of Significant Shareholder from hiring any employee of the Company or the Company Subsidiaries who (i) initiates discussions regarding employment with an Affiliate of Significant Shareholder without any direct or indirect solicitation by Significant Shareholder or (ii) responds to a public advertisement of an open position by an Affiliate of Significant Shareholder.

2. Representations and Warranties of the Parties. Each party hereby represents and warrants to the other parties as follows:

(a) Authority. Such party has all necessary power and authority to execute and deliver this Agreement and to perform his obligations under this Agreement. This Agreement has been duly executed and delivered by such party and, constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(b) Consents and Approvals; No Violations. Other than filings under the Exchange Act, no notices, reports or other filings are required to be made by such party with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such party from, any Governmental Entity or any other Person, in connection with the execution and delivery of this Agreement by such party and the performance by such party of his obligations hereunder. The execution and delivery by such party of this Agreement do not, and compliance by such party with the terms hereof and thereof will not (i) contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, (ii) give rise to a right of termination, cancelation or acceleration of any obligation or to a right to challenge this Agreement under, or (iii) result in the creation of any Lien upon any of the properties or assets of such party under (A) any Contract to which such party is a party or by which such party is bound, or (B) any Law or Judgment applicable to such party, except for such contraventions, conflicts, violations, defaults, terminations, cancellations, modifications, accelerations or Liens that would not reasonably be expected to prevent the performance by such party of any of his obligations under this Agreement.

3. Miscellaneous.

(a) Entire Agreement; No Third Party Beneficiaries. Other than (i) the Voting Agreement entered into with Significant Shareholder and (ii) the Merger Agreement, this Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto.

(b) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(c) Amendments; Waiver. This Agreement may not be amended, supplemented or waived, except by a written agreement executed by the parties hereto. Notwithstanding the foregoing, no failure or delay by any party hereof in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(d) Acknowledgements. The parties hereto agree and expressly acknowledge that (i) each of the covenants contained in Section 1 is integral to the Merger and the other Transactions, (ii) without the protection of such covenants, Parent and Merger Sub would not have entered into the Merger Agreement, (iii) the consideration paid by Parent and Merger Sub in the Merger bears no relationship to the damages Parent and Merger Sub may suffer in the event of any breach of any of the covenants contained herein, and (iv) such covenants contain limitations as to time, geographical area and/or scope of activity to be restrained, which are reasonable and necessary to protect Parent’s legitimate business interests. If any of the provisions of Section 1 shall nevertheless for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be enforceable to the fullest extent compatible with applicable Law. Significant Shareholder hereby expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the covenants contained herein should enforcement ever become necessary.

(e) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Notwithstanding the foregoing, if the restrictions herein specified are adjudged unreasonable in a court proceeding, the parties hereby agree to the reformation of such restriction by the court to limits which the court finds to be reasonable, and neither party shall assert that such restrictions should be eliminated in their entirety by such court. Each party agrees that the restrictions shall not be challenged by such party in any court proceeding. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(f) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(g) Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Drafting; Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the generality of the foregoing”.

(i) Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Israel applicable to agreements made and to be performed entirely within such state, without regard to any conflicts of law principles of such state that would cause the laws of another jurisdiction to be applicable.

(j) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court in the State of Israel, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of any competent court in Tel-Aviv-Jaffa, Israel in the event any dispute arises out of this

Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than in the State of Israel.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

Avaya Inc.

By:	/s/ Vinay Bassi
Name:	Vinay Bassi
Title:	Vice President – Corporate Development

Sonic Acquisition Ltd.

By:	/s/ Vinay Bassi
Name:	Vinay Bassi
Title:	Authorized Person

/s/ Zohar Zisapel
Zohar Zisapel

[Signature Page To Non-Competition and Non-Solicitation Agreement]